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                                                                    EXHIBIT 99.3

[LOGO OF MICROSEMI CORPORATION APPEARS HERE]


MICROSEMI ANNOUNCES REDEMPTION OF 5 7/8 PERCENT CONVERTIBLE SUBORDINATED DEBENTURES


     SANTA ANA, Calif.--January 26, 1998--Microsemi Corp. (Nasdaq: MSCC) Monday announced that it will redeem on Feb. 12, 1998, all of its outstanding 5-7/8 percent convertible subordinated debentures due 2012.

     The debentures are redeemable at $1,000 principal amount, plus accrued interest to Feb. 12, 1998, of $26.27 per $1,000 principal amount, for a total redemption price of $1,026.27.

     The debentures are convertible into the company's common stock at a conversion price of $13.55 per share, or 73.8 shares per $1,000 principal amount. Debentures may be converted at any time prior to 5:00 p.m. PST, on Feb. 12, 1998, in accordance with the terms of the indenture.

     Debentures may be presented for payment of the redemption price at the Bank of New York, Bond Redemption Unit, Lobby Level, 101 Barclay St., New York, N.Y. 10286 for redemption, and for conversion at the Bank of New York, Reorganization Unit, Lobby Level, 101 Barclay St., New York, N.Y. 10286.

     On Feb. 12, 1998, the redemption price and accrued interest on each outstanding debenture will become due and payable, and interest thereon will cease to accrue. If the debenture holder elects to convert, no payment of interest and no adjustment in respect of interest will be made, and no fractional shares of common stock will be issued; however, if a conversion results in a fraction of a share, the debenture holders will receive a cash payment in lieu thereof.

     The company has previously received notices from holders of $22,953,000 in face value of debentures, indicating their intention to convert their debentures into common stock. This represents 69 percent of the outstanding debentures.

     The company is sending to each debenture holder of record a notice and transmittal letter outlining the procedure for redemption and conversion. Debenture holders who require further information should contact Microsemi Investor Relations at 714/979-8220.

     Microsemi is a multinational supplier of high-reliability power semiconductors, surface mount and custom diode assemblies for the electronics, computer, telecommunications, space, defense and medical markets. More information may be obtained by contacting the company directly or by visiting the company's website at http://www.microsemi.com

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     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in this news release that are not historical in nature are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include but are not limited to such factors as the strength and competitive pricing environment of the semiconductor marketplace, demand for and acceptance of the company's products, the success of planned marketing and promotional campaigns, realization of backlog, as well as other factors identified in the Company's most recent Form 10-K and subsequent Forms 10-Q filed by the company with the Securities and Exchange Commission.

CONTACT:  Microsemi Corp., Santa Ana
          David R. Sonksen,  714/979-8220
           or
          Silverman Heller Associates, Los Angeles
          Eugene G. Heller/Philip Bourdillon,  310/208-2550

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